                                                                   EXHIBIT 10.26



                    [CARDIAC PATHWAYS CORPORATION LETTERHEAD]



November 30, 1998



G. Michael Latta
4421 E. Williams Dr.
Phoenix, AZ 85050


Dear Mike:

This letter, when signed by you, will constitute an agreement between Cardiac Pathways Corporation (the "Company") and you (the "Executive") concerning your employment.

1. The Company hereby offers the Executive and the Executive hereby accepts employment as Vice President - Finance and Chief Financial Officer of the Company.

2. The Company agrees to pay the Executive a monthly base salary of $10,833.34 payable in accordance with the Company's standard payroll policy.

3. The Executive's employment with the Company will be at-will and may be terminated by the Executive or the Company at any time.

4. The Company will issue to the Executive an option exercisable for 72,500 shares of Common Stock at its fair market value on the date of the grant. The current fair market value of Common Stock is $4.63. The grant of this option is subject to the Board of Directors' approval. The stock option will vest over a four year period with 1/48 of the shares vesting at the end of each full month following the date of grant. The stock option shall be represented by the Company's standard form of stock option agreement. This vesting schedule could be modified by the terms outlined in Sections 5 and 6.

5. a. The term of this Agreement shall commence as of the effective date hereof and shall continue until terminated by either party in accordance with the provisions of this Section 5.

G. Michael Latta
November 30,1998


         b. This Agreement may be terminated by the Company at any time for Justifiable Cause (as hereinafter defined) provided that the Company shall pay the Executive an amount equal to the sum of his then current monthly base salary as a severance payment for one month following the date of termination. For the purpose of this Agreement, the term "Justifiable Cause" shall include the occurrence of any of the following events: (i) the Executive's conviction for, or plea of nolo contendere, a felony or a crime involving moral turpitude, (ii) the Executive's commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) the Executive's commission of an act, or failure to act, which the Executive's supervisor at the Company shall reasonably have found to have involved misconduct or gross negligence on the part of the Executive, in the conduct of his duties hereunder, (iv) habitual absenteeism, alcoholism or drug dependency on the part of the Executive which interfere with the performance of his duties hereunder, (v) the Executive's willful and material breach or refusal to perform his services as provided herein, (vi) any other material breach of this Agreement or (vii) the willful and material failure or refusal to carry out a direct request of the Executive's supervisor. The payment to the Executive of the severance payment described in this Section 5(b) will discharge all of the Company's obligations to the Executive.

         c. This Agreement may be terminated by the Company at any time without Justifiable Cause provided that the Company shall pay the Executive an amount equal to the sum of his then current monthly base pay as a severance payment for a period of six months following the date of termination, or until the Executive finds other employment, whichever is shorter. Any payments made pursuant to this Section 5(c) shall be reduced to the extent the Executive receives any other earnings related to employment or consulting services or other unemployment or disability compensation during the six month period. The payment to the Executive of the severance payment described in this Section 5(c) will discharge all of the Company's obligations (subject to the provisions noted in Section 6) to the Executive.

         d. This Agreement may be terminated by the Executive at any time upon 30 days written notice, in which case the Company shall have no severance or other obligations to the Executive.

G. Michael Latta
November 30, 1998


6. Notwithstanding anything set forth in this Section 6, upon the Executive's involuntary termination of employment from the Company (for any reason other than for Justifiable Cause) on or after an Acquisition (as defined below), all then currently outstanding shares of Common Stock under stock options described in Section 4 above shall be fully and immediately exercisable. For purposes of this Section 6, an Acquisition shall be defined as a merger, reorganization, or sale of all or substantially all of the assets of the Company in which the shareholders of the Company immediately prior to the transaction possess less than fifty percent (50%) of the voting power of the surviving entity (or its parent) immediately after the transaction. The resignation of the Executive after a Constructive Termination (as defined below) shall be treated as an involuntary termination of employment under this Section 6. For purposes of this Section 6, a Constructive Termination shall mean a material reduction in salary or benefits, a material change in responsibilities, or a requirement to relocate, except for office relocations that would not increase the Executive's one-way commute distance by more than thirty-five (35) miles.

7. As a condition of the Executive's employment, it is hereby acknowledged that the Executive has executed the Company's standard Proprietary Information Agreement.


If the you are in agreement with this proposal, please execute a copy of this letter and return it to me as soon as possible.

Best personal regards,

CARDIAC PATHWAYS CORPORATION


/s/ WILLIAM N. STARLING

William N. Starling
President and
Chief Executive Officer

Acknowledged and accepted as of November 30, 1998.


/s/ G. MICHAEL LATTA
------------------------------------
G. Michael Latta